Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

WISCONSIN GAS LLC

Dated: March 1, 2005

Article I	The Limited Liability Company
	1.1	Formation
	1.2	Name
	1.3	Business Purpose; Powers
	1.4	Principal Place of Business
	1.5	Registered Office and Agent
	1.6	Term

Article II	The Member
	2.1	The Member
	2.2	Actions by the Member; Meetings
	2.3	Liability of the Member
	2.4	Power to Bind the Company
	2.5	Admission of Members

Article III	The Board
	3.1	Management by Board of Directors
	3.2	Action By the Board
	3.3	Compensation
	3.4	Committees
	3.5	Meetings by Telephone or Other Communication Technology
	3.6	Action Without Meeting
	3.7	Power to Bind Company

Article IV	Officers
	4.1	Appointment
	4.2	Resignation and Removal
	4.3	Vacancies
	4.4	Powers and Duties
	4.5	Execution of Instruments

Article V	Capital Structure and Contributions
	5.1	Capital Structure
	5.2	Capital Contributions
	5.3	Interest Earned on Company Capital
	5.4	Member Loans

Article VI	Profits, Losses and Distributions
	6.1	Profits and Losses
	6.2	Distributions

	6.3	Limitations upon Distributions

Article VII	Dissolution and Termination
	7.1	Events of Dissolution
	7.2	Procedure for Winding Up and Dissolution
	7.3	Filing of Articles of Dissolution

Article VIII	Transfer of Interests in the Company

Article IX	Exculpation and Indemnification
	9.1	Exculpation
	9.2	Mandatory Indemnification
	9.3	Certain Definitions
	9.4	Legal Enforceability
	9.5	Limitation on Modification or Termination
	9.6	Non-Exclusive Provision

Article X	Other Indemnification Provisions
	10.1	Indemnification for Successful Defense
	10.2	Other Indemnification
	10.3	Written Request
	10.4	Nonduplication
	10.5	Determination of Right to Indemnification
	10.6	Advance of Expenses
	10.7	Limitation on Indemnification
	10.8	Court-Ordered Indemnification
	10.9	Indemnification and Allowance of Expenses of Employees and Agents
	10.10	Insurance
	10.11	Securities Law Claims
	10.12	Liberal Construction

Article XI	Contracts, Checks, Notes, Bonds, Etc.
	11.1	Contracts
	11.2	Checks, Drafts, etc.

Article XII	Miscellaneous
	12.1	Tax Treatment
	12.2	Books and Records
	12.3	Fiscal Year
	12.4	Amendments
	12.5	Severability
	12.6	Governing Law
	12.7	Effect of Headings

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

WISCONSIN GAS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of Wisconsin Gas LLC (the “Company”) dated as of this 1st day of March, 2005, by Wisconsin Energy Corporation, a Wisconsin corporation, as the sole member of the Company (the “Member”).

RECITAL

The Company was formed as a limited liability company under the laws of the State of Wisconsin and, at such time, the Member entered into a written agreement, in accordance with the provisions of the Wisconsin Limited Liability Companies Act, as amended from time to time, governing the affairs of the Company and the conduct of its business (the “Original Agreement”).

The Member now desires to amend the Original Agreement in accordance with the Wisconsin Limited Liability Companies Act and any successor statute, as amended from time to time (the “Act”), to provide that the Company shall be managed by a Board of Directors (the “Board”) rather than a Board of Managers.

ARTICLE I

The Limited Liability Company

1.1 Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act. The Articles of Organization as described in Section 183.0202 of the Act (the “Articles of Organization”) have been filed in the Office of the Wisconsin Department of Financial Institutions in conformity with the Act.

1.2 Name. The name of the Company shall be “Wisconsin Gas LLC” and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Principal Place of Business. The Company’s principal place of business shall be located at 231 W. Michigan Street, Milwaukee, WI 53203. The Company’s principal place of business may be changed from time to time by the Member or the Board.

1.5 Registered Office and Agent. The location of the registered office of the Company shall be the same as its principal place of business. The Company’s Registered Agent at such address shall be Keith H. Ecke. The registered agent and registered office of the Company may be changed in accordance with the Act.

1.6 Term. Subject to the provisions of Article VII below, the Company shall have perpetual existence.

ARTICLE II

The Member

2.1 The Member. The name and address of the Member is as follows:

Name	Address
Wisconsin Energy Corporation	231 West Michigan Street
Milwaukee, Wisconsin 53203

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by written consent. Meetings of the Member may be called at any time by the Member; provided, that, the annual meeting of the Member shall be held each year on the first business day of June, or on such earlier or later date and at the time designated by or under the authority of the Board, the Chairman of the Board, the President or the Corporate Secretary for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Admission of Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

The Board

3.1 Management By Board of Directors.

(a) The Company is a manager-managed limited liability company. The manager shall be the Board of Directors. Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the Board shall, to the fullest extent permitted by the Act, have full and complete authority, power and discretion to direct, manage and control the business and affairs of the Company, and shall be responsible for policy setting, approving the overall direction of the Company and making all decisions regarding such matters. The Board shall consist of one (1) to twelve (12) individuals (the “Directors”), the exact number of Directors to be determined from time to time by resolution of the Member. The initial Board shall consist of ten (10) Directors, who shall be as follows:

John F. Ahearne

John F. Bergstrom

Barbara L. Bowles

Robert A. Cornog

Curt S. Culver

Willie D. Davis

Gale E. Klappa

Ulice Payne, Jr.

Frederick P. Stratton, Jr.

George E. Wardeberg

(b) Each Director shall be elected by the Member and shall serve until the next annual meeting of the Member and until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Director from the Board or from any other capacity with the Company at any time, with or without cause. A Director may resign at any time upon written notice to the Member.

(c) Any vacancy occurring on the Board, including an increase in the number of Directors, may be filled by the Member or the Board. If the Directors remaining in office constitute fewer than a quorum of the Board, the Directors may fill a vacancy by the affirmative vote of a majority of all Directors remaining in office. A Director so elected shall serve until the next annual meeting of the Member.

3.2 Action By the Board.

(a) Annual meetings of the Board and any committee thereof shall be held at such time as may from time to time be fixed by the Board or such committee without other notice than the schedule prepared by the Corporate Secretary or the resolution or other action of the Board or committee establishing the time of such annual meeting. The place of such annual meetings shall be the principal business office of the Company in the State of Wisconsin, or such other suitable place, within or without the State of Wisconsin as may be fixed by the Board or committee.

(b) Special meetings of the Board may be called by or at the request of the Board, the Chairman of the Board, the President or any two (2) Directors. Special meetings of any committee may be called by or at the request of the foregoing persons or the chairman of the committee. The persons calling any special meeting of the Board or committee may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting called by them, and if no other place is fixed the place of the meeting shall be the principal business office of the Company in the State of Wisconsin.

(c) Written notice of each meeting stating the place, day, and hour of the meeting, and the general purpose or purposes for which the meeting is called, shall be delivered not less than six (6) hours prior to the meeting; provided, however, that if all of the Directors shall meet at any time and place, either within or outside of the State of Wisconsin, and consent to the holding of the meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

(d) The presence of a majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board. A quorum of any committee of the Board shall consist of a majority of the number of Directors appointed to serve on the committee. A majority of the Directors present (though less than such quorum) may adjourn any meeting of the Board or any committee thereof, as the case may be, from time to time without further notice until a quorum shall have been obtained.

(e) The affirmative vote of a majority of the Directors present at a meeting of the Board or a committee thereof at which a quorum is present shall be the act of the Board or such committee, as the case may be.

(f) The Chairman of the Board, and in his or her absence, the President, and in his or her absence, a Vice President in the order provided under Section 4.4, and in their absence, any Director chosen by the Directors present, shall call meetings of the Board to order and shall act as chairman of the meeting. The Corporate Secretary of the Company shall act as secretary of all meetings of the Board but in the absence of the Corporate Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any annual or special meeting of the Board shall be prepared and distributed to each Director.

(g) A Director who is present and is announced as present at a meeting of the Board or any committee thereof when Company action is taken, shall be presumed to have assented to the action taken unless any of the following occurs: (i) the Director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting; (ii) the Director dissents or abstains from an action taken and minutes of the meeting are prepared that show the Director’s dissent or abstention from the action taken; (iii) the Director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting; or (iv) the Director dissents or abstains from an action taken, and the Director delivers to the Company a written notice of that failure promptly after receiving the minutes. Such right of dissent or abstention shall not apply to a Director who votes in favor of the action taken.

3.3 Compensation. The Board, irrespective of any personal interest of any of its members, may establish reasonable compensation of all Directors for services to the Company as Directors, officers or otherwise (and the manner and time and payment thereof), or may delegate such authority to an appropriate committee. The Board also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to Directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such Directors, officers and employees to the Company.

3.4 Committees.

(a) The Board by resolution adopted by the affirmative vote of a majority of all of the Directors then in office may create one or more committees, appoint members of the Board to serve on the committees and designate other members of the Board to serve as alternates. Each committee shall have two (2) or more members who shall, unless otherwise provided by the Board, serve at the pleasure of the Board. A committee may be authorized to exercise the authority of the Board. Each such committee shall fix its own rules (consistent with this Agreement) governing the conduct of its activities and shall make such reports to the Board of its activities as the Board may request. Unless otherwise provided by the Board in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority. The provisions of Section 3.2(c) shall also apply.

(b) The Board may appoint annually and from time to time, as alternate members of any committee of the Board, Directors to serve whenever designated by the chairman of the committee or by the Chairman of the Board to take the place of absent members, or to fill vacancies on such committee until the next meeting of the Board. An alternate member of any committee so designated to serve shall receive compensation for such service as fixed by the Board.

3.5 Meetings by Telephone or Other Communication Technology. Any or all Directors may participate in a regular or special meeting of the Board or in a committee meeting by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (a) all participating Directors may simultaneously hear each other during the meeting, or (b) all communication during the meeting is immediately transmitted to each participating Director, and each participating Director is able to immediately send messages to all other participating Directors. If a meeting will be conducted through the use of any means described herein, all participating Directors shall be informed that a meeting is taking place at which official business may be transacted. A Director participating in a meeting by any means described herein is deemed to be present in person at the meeting.

3.6 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board or a committee thereof may be taken without a meeting if the action is taken by the number of Directors that would otherwise be required to act to approve or authorize the action if such action were taken at a meeting of the whole Board or committee. The action shall be evidenced by one or more written consents describing the action taken, signed by the requisite number of Directors or committee members and retained by the Company. Such action shall be effective when the last requisite Director or committee member signs the consent, unless the consent specifies a different effective date.

3.7 Power to Bind Company. None of the Directors (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board shall have approved such matter and authorized such Director(s) to bind the Company with respect thereto.

ARTICLE IV

Officers

4.1 Appointment. The officers of the Company shall include a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, a Corporate Secretary, and a Controller. The Chairman of the Board and the President shall be appointed by the Board. The Board shall also designate a Chief Executive Officer and a Chief Financial Officer. Such other officers and assistant officers as may be deemed necessary may be appointed by the Board or the Chief Executive Officer. Any two or more offices may be held by the same person.

4.2 Resignation and Removal. An officer shall hold office until he or she resigns, dies, is removed hereunder, or a different person is appointed to the office. An officer may resign at any time by delivering an appropriate written notice to the Company. The resignation is effective when the notice is delivered, unless the notice specifies a later effective date and the Company accepts the later effective date. Any officer may be removed from office by the affirmative vote of a majority of the whole Board and, unless restricted by the Board, any officer or assistant officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the person removed. Except as provided in the preceding sentence, the resignation or removal is subject to any remedies provided by any contract between the officer and the Corporation or otherwise provided by law. Appointment shall not of itself create contract rights.

4.3 Vacancies. A vacancy in any office because of death, resignation, removal or otherwise, may be filled by the Board or the Chief Executive Officer, as appropriate. The Board or the Chief Executive Officer, as appropriate, may, from time to time, omit to appoint one or more officers or may omit to fill a vacancy, and in such case, the designated duties of such officer, unless otherwise provided herein, shall be discharged by the Chief Executive Officer or such other officers as he or she may designate.

4.4 Powers and Duties. Subject to such limitations as the Board may from time to time prescribe, the officers of the Company shall each have such powers and duties as described below, as well as such powers and duties as from time to time may be conferred by the Chief Executive Officer or the Board.

Chairman of the Board

The Chairman of the Board shall:

•	preside at all meetings of the Board; and
•	perform all other duties incident to the office of Chairman of the Board and any other duties as may be prescribed by the Board.

Chief Executive Officer

The Chief Executive Officer shall:

•	subject to the control of the Board, in general, manage, supervise, and control all of the business, property and affairs of the Company;
•	have authority to appoint officers and assistant officers of the Company, subject to any limitations that the Board may from time to time prescribe;
•	have authority to confer powers and duties to other officers and assistant officers, including the authority to assign to the other officers the authority for the management and control of the business and affairs of the Company, subject to any limitations as the Board may from time to time prescribe;

•	have all powers and duties of supervision and management of the Company, including the supervision and direction of all other officers of the Company;
•	have authority to appoint agents and employees of the Company to hold office at the discretion of the Chief Executive Officer; prescribe their powers, duties and compensation, and delegate authority to them;
•	have the authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by resolution of the Board; and, except as otherwise provided by law or directed by the Board, the Chief Executive Officer may authorize any other officer or agent of the Company to sign, execute and acknowledge such documents or instruments in his or her stead; and
•	perform all other duties incident to the office of Chief Executive Officer and any other duties as may be prescribed by the Board.

President

The President shall:

•	be the Chief Operating Officer of the Company, unless otherwise designated by the Board;
•	subject to the control of the Chief Executive Officer, direct certain operating functions; and
•	perform the duties incident to the office of President and any other duties as may be prescribed by the Chief Executive Officer or the Board.

In the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Executive Officer to act personally, the powers and duties of the Chief Executive Officer shall for the time being devolve upon and be exercised by the President, unless otherwise ordered by the Board.

Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents)

The Vice Presidents shall:

•	perform such duties and have such authority as from time to time may be delegated or assigned to them by the Chief Executive Officer, President or the Board; and
•	to the extent not so delegated or assigned, they have such duties and authority as generally pertain to their office.

In case of the absence of the President or in the event of the President’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the President to act personally, the powers and duties of the President shall for the time being devolve upon and be exercised by a Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated by the Chief Executive Officer, or in the absence of any designation, then in the order of their appointment, unless otherwise ordered by the Board).

Chief Financial Officer

The Chief Financial Officer shall:

•	subject to the control of the Board and the Chief Executive Officer, in general, manage, supervise, and control all of the financial affairs of the Company;
•	have responsibility over the office of the Treasurer and the Controller;
•	designate agents and employees of the Company to (a) have charge and custody and be responsible for all funds and securities of the Company, (b) receive, disburse and invest funds of the Company, (c) negotiate and borrow short-term unsecured funds and to issue and sell commercial paper and other types of short-term unsecured indebtedness and (d) establish depository and checking accounts at banks or other financial institutions for various Company purposes and act as signatory for such accounts; and
•	in general perform all other duties incident to the office of the Chief Financial Officer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board.

Treasurer

The Treasurer, subject to the control of the Chief Financial Officer, shall:

•	have charge and custody of and be responsible for all funds and securities of the Company;
•	receive, disburse and invest funds of the Company, and keep proper records thereof;
•	negotiate and borrow short-term unsecured funds and issue and sell commercial paper and other types of short-term unsecured indebtedness;
•	establish depository and checking accounts at banks or other financial institutions for various Company purposes, it being understood that the Treasurer is hereby authorized to take any action to administer these accounts, including acting as a signatory with respect to such accounts; and
•	in general perform all other duties incident to the office of the Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Chief Financial Officer, Vice President in charge, if any, or the Board.

In the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Chief Financial Officer to act personally, the powers and duties of the Chief Financial Officer shall for the time being devolve upon and be exercised by the Treasurer, unless otherwise ordered by the Board.

In the absence of the Treasurer or in the event of the Treasurer’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Treasurer to act personally, the powers and duties of the Treasurer shall for the time being devolve upon and be exercised by the Assistant Treasurer (or, in the event there be more than one Assistant Treasurer, the Assistant Treasurers in the order designated by the Chief Executive Officer, or in the absence of any designation, then in the order of their appointment, unless otherwise ordered by the Board).

Corporate Secretary

The Corporate Secretary shall:

•	keep (or cause to be kept) the minutes of the meetings of the Member and of the Board and its committees as permanent records;
•	see that all notices are duly given in accordance with the provisions of this Agreement, or as required by law;
•	be custodian of the Company records; and
•	perform all other duties incident to the office of Corporate Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Vice President in charge, if any, or the Board.

In the absence of the Corporate Secretary or in the event of the Corporate Secretary’s death, inability to act, resignation or removal from office, or in the event for any reason it shall be impracticable for the Corporate Secretary to act personally, the powers and duties of the Corporate Secretary shall for the time being devolve upon and be exercised by the Assistant Corporate Secretary, unless otherwise ordered by the Board.

Controller

The Controller shall:

•	be the principal accounting officer of the Company, unless otherwise designated by the Board;
•	maintain proper audit control over the operations of the Company and be generally responsible for the accounting system employed by the Company;

•	direct the budgetary control, general accounting, cost accounting and statistical activities of the Company;
•	supervise activities in connection with credits and collections, taxes and physical inventories;
•	prepare and furnish reports and statements showing the financial condition of the Company as shall be required by the Board, Chairman of the Board, Chief Executive Officer or Chief Financial Officer; and
•	in general perform all other duties incident to the office of the Controller and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the Chief Executive Officer, President, Chief Financial Officer, Vice President in charge, if any, or the Board.

4.5 Execution of Instruments. The execution of any instrument of the Company by any officer or assistant officer shall be conclusive evidence, as to third parties, of his or her authority to act on behalf of the Company.

ARTICLE V

Capital Structure and Contributions

5.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

5.2 Capital Contributions. From time to time, the Board may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board. The Member shall have the right but not the obligation to make additional capital contributions to the Company. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

5.3 Interest Earned on Company Capital. Interest earned on Company funds shall inure to the benefit of the Company and the Member shall not be entitled to receive interest on its capital contributions.

5.4 Member Loans. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it and the Board deem appropriate.

ARTICLE VI

Profits, Losses and Distributions

6.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board. In each year, profits and losses shall be allocated entirely to the Member.

6.2 Distributions. Subject to restrictions imposed by applicable law, the Board shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board. The distributions of the Company shall be allocated entirely to the Member.

6.3 Limitations upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company.

ARTICLE VII

Dissolution and Termination

7.1 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Member votes for dissolution; or

(b) A judicial dissolution of the Company under Section 183.0902 of the Act.

7.2 Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the Board shall wind up the affairs of the Company and sell or otherwise dispose of all the Company’s property for cash to the extent practicable and/or distribute the Company’s property in kind to the Member. The Board or any person designated by the Board shall determine the time, manner, and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial, and economic conditions. Following the winding up of the Company, and subject to the right of the Board to set up such reserves it may deem necessary for any known, contingent, or unforeseen expenses, liabilities, or obligations of the Company (“Reserves”), the cash and other assets of the Company shall be applied first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) or such liabilities shall otherwise be provided for, and to the payment of all expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting Reserves shall be paid in accordance with the provisions of this Section 7.2 to the extent such funds remain after a reasonable passage of time as determined by the Board.

7.3 Filing of Articles of Dissolution. If the Company is dissolved, the Corporate Secretary or his or her designee shall promptly cause Articles of Dissolution to be executed and delivered for filing.

ARTICLE VIII

Transfer of Interests in the Company

Subject to applicable law, the Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE IX

Exculpation and Indemnification

9.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the members, Directors, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by such person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

9.2 Mandatory Indemnification. The Company shall, to the fullest extent permitted by law, indemnify or allow reasonable expenses (including attorney fees) to and pay liabilities of each member, Director and officer incurred with respect to a proceeding if the member, Director or officer was a party to the proceeding in the capacity of a member, Director or officer or was serving at the request of the Company as a director or officer of another enterprise.

9.3 Certain Definitions. As used in this Article IX, (a) “fullest extent permitted by law” means the fullest extent to which indemnity may lawfully be provided by, pursuant to or consistently with the Act (or any successor law) or any other applicable law, whether statutory or otherwise, (b) “expenses” shall mean all fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a legal proceeding, (c) “liabilities” shall include the obligation to pay a judgment, penalty, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan plus costs, fees and surcharges imposed under Section 814 of the Wisconsin Statutes, and reasonable expenses and (d) “proceeding” means any threatened, pending or completed legal action, suit or proceeding, whether or not by or in right of the Company.

9.4 Legal Enforceability. The rights provided to any member, Director or officer by the terms of this Article IX shall be legally enforceable against the Company by such member, Director or officer, who shall be presumed to have relied on the provisions of this Article IX in undertaking or continuing any of the positions with the Company or other enterprise referred to in Section 9.2.

9.5 Limitation on Modification or Termination. No modification or termination of this Article IX shall be effected which would impair any rights hereunder arising at any time out of events occurring prior to such modification or termination.

9.6 Non-Exclusive Provision. This Article IX is not intended to be exclusive and accordingly shall not be construed as impairing in any way the power and authority of the Company, to the extent legally permissible without regard to this Article IX, in its discretion to indemnify or agree to indemnify, or to purchase insurance indemnifying, any member, Director, officer, employee, agent or other person.

ARTICLE X

Other Indemnification Provisions

10.1 Indemnification for Successful Defense. Within twenty (20) days after receipt of a written request pursuant to Section 10.3, the Company shall indemnify a member, Director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the member, Director or officer was a party because he or she is a member, Director or officer of the Company.

10.2 Other Indemnification.

(a) In cases not included under Section 10.1, the Company shall indemnify a member, Director or officer against all liabilities and expenses incurred by the member, Director or officer in a proceeding to which the member, Director or officer was a party because he or she is a member, Director or officer of the Company, unless liability was incurred because the member, Director or officer breached or failed to perform a duty he or she owes to the Company and the breach or failure to perform constitutes any of the following:

(i) a willful failure to deal fairly with the Company or its members in connection with a matter in which the member, Director or officer has a material conflict of interest;

(ii) a violation of criminal law, unless the Member, Director or officer had reasonable cause to believe that his, her or its conduct was lawful or no reasonable cause to believe that the conduct was unlawful;

(iii) a transaction from which the member, Director or officer derived an improper personal profit; or

(iv) willful misconduct.

(b) Determination of whether indemnification is required under this Section or Article IX shall be made pursuant to Section 10.5.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the member, Director or officer is not required under this Section.

10.3 Written Request. A member, Director or officer who seeks indemnification under Article IX or Sections 10.1 or 10.2 shall make a written request to the Company.

10.4 Nonduplication. The Company shall not indemnify a member, Director or officer under Article IX or Sections 10.1 or 10.2 if the member, Director or officer has previously received indemnification or allowance of expenses from any person, including the Company, in connection with the same proceeding. However, the member, Director or officer has no duty to look to any other person for indemnification.

10.5 Determination of Right to Indemnification.

(a) Unless otherwise provided in the Articles of Organization or by written agreement between the member, Director or officer and the Company, the member, Director or officer seeking indemnification under Article IX or Section 10.2 shall select one of the following means for determining his or her right to indemnification:

(i) By a majority vote of a quorum of the Board consisting of Directors not at the time parties to the same or related proceedings. If a quorum of disinterested Directors cannot be obtained, by majority vote of a committee duly appointed by the Board and consisting solely of two (2) or more Directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.

(ii) By independent legal counsel selected by a quorum of the Board or its committee in the manner prescribed in subsection (i) or, if unable to obtain such a quorum or committee, by a majority vote of the full Board, including Directors who are parties to the same or related proceedings.

(iii) By a panel of three (3) arbitrators consisting of one arbitrator selected by those Directors entitled under subsection (ii) to select independent legal counsel, one arbitrator selected by the member, Director or officer seeking indemnification and one arbitrator selected by the two (2) arbitrators previously selected.

(iv) By an affirmative vote, approval or consent by members whose interests in the Company represent contributions to the Company of more than 50% of the value of the total contributions made to the Company, except that the vote of any member who is a party to the same or a related proceeding shall be excluded unless all members are parties.

(v) By a court under Section 10.8.

(vi) By any other method provided for in any additional right to indemnification.

(b) In any determination under (a), the burden of proof is on the Company to prove by clear and convincing evidence that indemnification under Article IX or Section 10.2 should not be allowed.

(c) A written determination as to a member’s, Director’s or officer’s indemnification under Article IX or Section 10.2 shall be submitted to both the Company and the member, Director or officer within sixty (60) days of the selection made under (a).

(d) If it is determined that indemnification is required under Article IX or Section 10.2, the Company shall pay all liabilities and expenses not prohibited by Section 10.4 within ten (10) days after receipt of the written determination under (c). The Company shall also pay all expenses incurred by the member, Director or officer in the determination process under (a).

10.6 Advance of Expenses. Within ten (10) days after receipt of a written request by a member, Director or officer who is a party to a proceeding, the Company shall pay or reimburse his or her reasonable expenses as incurred if the member, Director or officer provides the Company with all of the following:

(a) A written affirmation of his, her or its good faith belief that he, she or it has not breached or failed to perform his, her or its duties to the Company.

(b) A written undertaking, executed personally or on his, her or its behalf, to repay the allowance to the extent that it is ultimately determined under Section 10.5 that indemnification under Article IX or Section 10.2 is not required and that indemnification is not ordered by a court under Section 10.8(b)(ii). The undertaking under this subsection shall be an unlimited general obligation of the member, Director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.

10.7 Limitation on Indemnification.

(a) Regardless of the existence or rights under this Agreement and additional rights to indemnification under any agreement with the Company, the Company shall not indemnify a member, Director or officer for liabilities or permit a member, Director or officer to retain any allowance for expenses provided under Article IX or Section 10.2 unless it is determined by or on behalf of the Company that the liabilities or expenses did not result from the member’s, Director’s or officer’s breach or failure to perform a duty he, she or it owes to the Company which constitutes conduct under Section 10.2(a)(i), (ii), (iii) or (iv). A member, Director or officer who is a party to the same or related proceedings for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

(b) Sections 10.1 to 10.12 do not affect the Company’s power to pay or reimburse expenses incurred by a member, Director or officer in any of the following circumstances.

(i) As a witness in a proceeding to which he, she or it is not a party.

(ii) As a plaintiff or petitioner in a proceeding because he, she or it is or was an employee, agent, member, Director or officer of the Company.

10.8 Court-Ordered Indemnification.

(a) Except as provided otherwise by written agreement between the member, Director or officer and the Company, a member, Director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under Section 10.5(a)(v) or for review by the court of an adverse determination under Section 10.5(a)(i), (ii), (iii), (iv) or (vi). After receipt of an application, the court shall give any notice it considers necessary.

(b) The court shall order indemnification if it determines any of the following:

(i) That the member, Director or officer is entitled to indemnification under Article IX or Sections 10.1 or 10.2.

(ii) That the member, Director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Article IX or Section 10.2.

(c) If the court determines under (b) that the member, Director or officer is entitled to indemnification, the Company shall pay the member’s, Director’s or officer’s expenses incurred to obtain the court-ordered indemnification.

10.9 Indemnification and Allowance of Expenses of Employees and Agents. The Company shall indemnify an employee of the Company who is not a member, Director or officer of the Company, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the Company. In addition, the Company may indemnify and allow reasonable expenses of an employee or agent who is not a member, Director or officer of the Company to the extent provided by the Articles of Organization or this Agreement, by general or specific action of the Board or by contract.

10.10 Insurance. The Company may purchase and maintain insurance on behalf of an individual who is an employee, agent, member, Director or officer of the Company against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, member, Director or officer, regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under Article IX or Sections 10.1, 10.2, 10.6, 10.7 and 10.9.

10.11 Securities Law Claims.

(a) The Company shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under (b) to the extent required or permitted under Article IX or Sections 10.1 to 10.10.

(b) Article IX and Sections 10.1 to 10.10 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

10.12 Liberal Construction. In order for the Company to obtain and retain qualified members, Directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of members, Directors, officers and, where Section 10.9 of this Agreement applies, employees. The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

ARTICLE XI

Contracts, Checks, Notes, Bonds, Etc.

11.1 Contracts. The Board may authorize any officer or officers, employee or employees, or agent or agents, to enter into any contract or execute or deliver any instrument, whether of conveyance or otherwise, in the name of and on behalf of the Company, and such authorization may be general or confined to specific instances.

11.2 Checks, Drafts, etc. All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed or, in the case of wire transfers, shall be authorized by such officer or officers, employee or employees or agent or agents as shall be thereunto authorized from time to time by the Board; provided that checks drawn on the Company’s bank accounts may bear the facsimile signature of such officer or officers, employee or employees, or agent or agents as the Board shall authorize; and provided further that in the case of notes, bonds or debentures issued under a trust instrument of the Company and required to be signed by two officers of the Company, the signatures of either or both of such officers may be in facsimile if specifically authorized and directed by the Board and if such notes, bonds or debentures are required to be authenticated by a corporate trustee which is a party to the trust instrument. In case any such officer who has signed or whose facsimile signature has been placed upon such instrument shall have ceased to be such officer before such instrument is issued, it may be issued by the Company with the same effect as if such officer had not ceased to be such at the date of its issue.

ARTICLE XII

Miscellaneous

12.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

12.2 Books and Records. The Corporate Secretary shall keep at the Company’s principal place of business complete and accurate books and records with respect to all business transactions of the Company and supporting documentation thereof, including, without limitation, all of the information required by Section 183.0405(1) of the Act.

12.3 Fiscal Year. The fiscal year of the Company shall begin on the first day of January in each year and shall end on the 31st day of December following.

12.4 Amendments. Amendments to this Agreement and to the Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

12.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to the principles of conflicts of laws thereof.

12.7 Effect of Headings. The descriptive headings and references to Articles and Sections in this Agreement were formulated, used and inserted herein for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

WISCONSIN ENERGY CORPORATION

By:	/s/ Allen L. Leverett
Name: Allen L. Leverett Title: Executive Vice President and Chief Financial Officer